Exhibit 10.1

201 Isabella Street Pittsburgh, PA 15212

April 8, 2020

Timothy D. Myers

c/o Arconic Corporation

201 Isabella Street

Pittsburgh, Pennsylvania 15212

Dear Tim:

This letter memorializes our recent discussions regarding our collective response to the COVID-19 pandemic and its dramatic impact on our community, our economy, and Arconic Corporation (the “Company”).

You have voluntarily agreed, during the Salary Reduction Period (as defined below), to reduce your rate of base salary by 30% from your rate of base salary (your “Regular Salary”) set forth in the letter agreement between Arconic Inc. and you, dated January 13, 2020 (the “Letter Agreement”). The “Salary Reduction Period” shall mean the period commencing on April 16, 2020 and concluding on December 31, 2020 (or such earlier date as the Company determines to conclude the Salary Reduction Period for other salaried employees). Notwithstanding the foregoing, for all purposes of the Company’s employee benefit plans, including, without limitation, the Company’s Executive Severance Plan and the Company’s Change in Control Severance Plan, determinations made by reference to your annual base salary shall be based on your Regular Salary, without regard to the temporary reduction contemplated hereby. In recognition of the challenges under which the economy is currently operating, the reference to September 30, 2020 in the “Relocation” paragraph of the Letter Agreement is hereby modified to refer to the later of September 30, 2020 or the 60th day following the conclusion of the Salary Reduction Period.

On a different note, you hereby agree that the RSUs (as defined in the Letter Agreement) will be granted under the Arconic Corporation 2020 Stock Incentive Plan at the same time that the Company makes its 2020 annual equity award grants to Company executives generally, which is anticipated to be within the first month after Legal Day 1 (as defined in the Letter Agreement).

Except as modified hereby, the Letter Agreement shall remain in full force and effect. The section of the Letter Agreement entitled “Governing Law; Jurisdiction” shall apply to this letter as if set forth herein, mutatis mutandis.

Please indicate your agreement to the foregoing by your signature below.

Best Regards,

By:	/s/ William F. Austen
Name:	William F. Austen
Title:	Chair, Compensation and Benefits Committee Arconic Corporation

Acknowledged and Agreed:	Date:

/s/ Timothy D. Myers	04/08/2020
Timothy D. Myers